Exhibit 99.1

News Release
Amkor Reports Third Quarter 2004 Results

CHANDLER, AZ –October 26, 2004 — Amkor Technology, Inc. (Nasdaq: AMKR) reported third quarter sales of $491 million, essentially flat with the second quarter of 2004 and up 16% over the third quarter of 2003. Amkor’s third quarter net loss was $22 million, or ($0.13) per share, compared with net income of $16 million, or $0.09 per share, in the third quarter of 2003. Amkor’s third quarter 2003 net income included a gain of $10 million, or $0.06 per share, in connection with the reversal of a tax accrual, and a charge of $2 million, or $0.01 per share, for debt retirement costs.

“Our recent financial performance reflects the impact of the current semiconductor industry correction on an operating plan that was predicated on stronger business conditions,” said James Kim, Amkor’s chairman and chief executive officer. “In January of this year, business forecasts were robust across our customer base, and I expressed our belief that 2004 revenues would exceed $2 billion. We put in place an operating plan that would position Amkor to capitalize on this growth. Over the past six months, however, semiconductor industry conditions have softened, and we now expect full year revenue closer to $1.9 billion. As we work through the current industry correction, absorb our expanded operational footprint and integrate our recent acquisitions, there will be a near term impact on our financial performance. However our industry is cyclical, and we firmly believe that we are properly positioning Amkor for the long term.”

“Due to a strengthening of die support in the last week of September, our third quarter revenue was stronger than we expected when we revised our Q3 outlook one month ago,” said John Boruch, Amkor’s president and chief operating officer. “Nonetheless, as indicated in our revised outlook, we experienced declining customer forecasts during the third quarter.”

“Our third quarter gross margin of 18% was slightly better than the 17% we anticipated in our revised outlook one month ago, as third quarter revenue came in much closer to original guidance,” said Ken Joyce, Amkor’s chief financial officer. “During the quarter we also increased our material reserves by $6 million to better align our raw material inventory with expected customer demand.”

SG&A expenses decreased by $1 million from the second quarter. These expenses included a total of $8 million in legal fees and expenses in connection with the mold compound litigation and Amkor’s patent infringement lawsuit against Carsem Semiconductor Sdn Bhd. An evidentiary hearing in the Carsem litigation has been conducted and an initial determination by the International Trade Commission Administrative Law Judge is expected in the fourth quarter, with a final review by the ITC expected in early 2005. The legal fees and expenses were partially offset by the reversal of $2.4 million in employee bonus compensation that was accrued in the first half of 2004.

“Given the continuing inventory correction by our customers, it is difficult to accurately project our revenue, the product mix associated with that revenue, and the resulting gross margin. Near term, we expect our margins to remain under pressure due to the combined impact of competitive pricing actions, excess manufacturing capacity relative to demand, and absorption of costs associated with our recent acquisitions,” said Joyce.

“Due to a reduction in forecasted taxable income for the full year 2004, we would have had a nominal tax benefit in the third quarter; however we have recorded a tax provision of $7 million in connection with new guidance issued by tax authorities during the third quarter relating to taxation of our foreign operations,” said Joyce.

“Third quarter capital expenditures totaled $73 million and were focused on expanding our test and flip chip capabilities,” said Joyce. “We are currently budgeting capital expenditures of $32 million for the fourth quarter, approximating total 2004 capital expenditures of $400 million. For 2005, we are targeting total capital expenditures of $100 million compared with estimated annual depreciation and amortization of approximately $250 million. Next year’s capital plan will also be focused on supporting our test and flip chip operations.”

In connection with the IBM transaction and related building purchase in China announced in May of this year, we will be making scheduled payments totaling approximately $122 million in the fourth quarter of this year. On our balance sheet at September 30, we include $120 million of this obligation under “short term borrowings and current portion of long-term debt.”

As previously announced we are structuring a $300 million six-year term loan facility, with closing scheduled for October 27, 2004. Under terms of the loan agreement, we will make a single bullet payment six years from closing of the credit facility. We believe it is prudent to raise these funds at this time to ensure that the company has adequate liquidity during the current industry downturn.

At September 30, 2004 Amkor had U.S. net operating losses available for carryforward totaling $417 million expiring through 2024. Additionally, at September 30, 2004, we had $43 million of non-U.S. operating losses available for carryforward, expiring through 2013.

Selected operating data for the third quarter of 2004 is included in a separate section before the financial tables.

Business outlook

Our customers remain cautious about end-market demand and are exercising tight control over inventory. The high degree of uncertainty in the semiconductor sector is reflected by continued weakness in our customers’ forecasts, and this is impairing our business visibility.

On the basis of current customer forecasts, we have the following expectations for the fourth quarter of 2004:

•	Revenue in the range of 5% to 10% below the third quarter.

•	Gross margin in the range of 15% to 17%.

•	Net loss in the range of $0.16 to $0.23 per share.

Amkor will conduct a conference call on October 26, 2004 at 5:00 p.m. eastern time. The call can be accessed by dialing 303-262-2075 or by visiting the investor relations page of our web site: www.amkor.com or CCBN’s website, www.companyboardroom.com. An archive of the webcast can be accessed through the same links and will be available until our next quarterly earnings conference call. An audio replay of the call will be available for 48 hours following the conference call by dialing 303-590-3000 passcode: 11006479#.

About Amkor

Amkor is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.

Forward Looking Statement Disclaimer

This press release contains forward-looking statements within the meaning of federal securities laws, including, without limitation, statements regarding the following: Amkor’s expected revenues for 2004; Amkor’s expected revenue, gross margin and net loss for the fourth quarter of 2004; Amkor’s near term financial performance, including expected gross margins; Amkor’s positioning for the long term; the trend in declining customer forecasts; the judicial determination and final review of the Carsem litigation; budgeted capital expenditures; estimated depreciation and amortization; payments in connection with the IBM transaction; and the closing of the $300 million six-year term loan facility. These forward-looking statements are subject to a number of risks and uncertainties that could affect future results and cause actual results and events to differ materially from historical and expected results, including, but not limited to, the following: the highly unpredictable nature of the semiconductor industry; volatility of consumer demand for products incorporating our semiconductor packages; weakness in the forecasts of Amkor’s customers; customer modification of and follow through with respect to forecasts provided to Amkor; deterioration of the U.S. or other economies; the highly unpredictable nature of litigation; our relationship with IBM; the satisfaction of conditions in the agreements entered into in connection with the IBM transaction; the ability of Amkor to attract potential lenders; the results of any additional negotiations with potential lenders; the ability of the Amkor to successfully close the term loan facility; worldwide economic effects of terrorist attacks; military conflict in the Middle East and potential military conflict in Asia, Africa and elsewhere; competitive pricing and declines in average selling prices; timing and volume of orders relative to the production capacity; fluctuations in manufacturing yields; competition; the risk of adverse results of litigation against us; dependence on international operations and sales; dependence on raw material and equipment suppliers; changes in tax laws; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental regulations and technological challenges.

Further information on risk factors that could affect the outcome of the events set forth in these statements and that could affect the company’s operating results and financial condition is detailed in the company’s filings with the Securities and Exchange Commission, including the Report on Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended June 30, 2004.

Contact:
Jeffrey Luth
VP Corporate Communications
480-821-5000 ext. 5130
jluth@amkor.com

Selected operating data for the third quarter and nine months of 2004

	3rd Quarter	Nine Months
• Capital expenditures:	$73 million	$368 million
• Depreciation and amortization:	$59 million	$169 million
• Free cash flow *	($39 million)	($174 million)

*	Reconciliation of free cash flow to the most directly comparable GAAP measure:

Net cash provided by continuing operating activities	$34 million	$194 million
Less purchases of property, plant and equipment	($73 million)	($368 million)

Free cash flow from continuing operations	($39 million)	($174 million)

We define free cash flow from continuing operations as net cash provided by continuing operating activities less purchases of property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles, and our definition of free cash flow may not be comparable to similar companies.

•	Capacity utilization was approximately 72%. We calculate capacity utilization as quarterly revenue divided by revenue generating capacity (RGC) at quarter-end. We define RGC as 100% of installed production capacity (based on the bottleneck limitations for each production line), using quarterly average selling price.

•	Assembly unit shipments were 1.9 billion, down 7% from Q2 2004.

•	Percentage of revenue:

Leadframe packages	43%
Laminate packages	44%
Other packages	3%
Test	10%

Starting with the second quarter of 2004 we no longer provide end-market revenue distribution. We discontinued this practice because it is difficult for Amkor to accurately determine end-market distribution of our revenue, and we believe that extrapolation of inaccurate data by analysts and investors can be misleading.

(tables to follow)

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	For the Three Months Ended
	September 30,
	2004	2003
	(unaudited)
Net revenues	$490,843	$423,784
Cost of revenues	403,076	322,369

Gross profit	87,767	101,415

Operating expenses: (1)
Selling, general and administrative	53,236	43,977
Research and development	8,664	7,882
Gain on disposal of fixed assets, net	(292)	(148)
Amortization of acquired intangibles	1,867	2,035

Total operating expenses	63,475	53,746

Operating income	24,292	47,669

Other (income) expense:
Interest expense, net	38,075	35,151
Foreign currency loss (gain)	1,503	(895)
Other (income) expense, net	(534)	671
Debt retirement costs (2)	—	2,071

Total other expense	39,044	36,998

Income (loss) before income taxes, equity investment gain, minority interest and discontinued operations	(14,752)	10,671
Equity investment gain	12	—
Minority interest	(1,266)	(1,809)

Income (loss) from continuing operations before income taxes	(16,006)	8,862

Provision for income taxes (benefit)	6,328	(6,908)

Net income (loss)	$(22,334)	$15,770

Per Share Data:
Basic and diluted net income (loss) per common share	$(0.13)	$0.09

Shares used in computing basic net income (loss) per common share	175,717	166,628

Shares used in computing diluted net income (loss) per common share	175,717	171,440

(1) Certain previously reported amounts have been reclassified to conform with the current presentation.

(2) Debt retirement costs include the following:

Call premium	$—	$1,648
Unamortized deferred debt acquisition costs	—	423
Other debt retirement costs	—	—

	$—	$2,071

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	For the Nine Months Ended
	September 30,
	2004	2003
	(unaudited)
Net revenues	$1,448,025	$1,144,862
Cost of revenues	1,153,635	922,617

Gross profit	294,390	222,245

Operating expenses: (1)
Selling, general and administrative	160,993	128,607
Research and development	27,541	22,675
Gain on disposal of fixed assets, net	(490)	(870)
Amortization of acquired intangibles	5,032	6,103

Total operating expenses	193,076	156,515

Operating income	101,314	65,730

Other (income) expense:
Interest expense, net	107,725	107,494
Foreign currency loss (gain)	4,213	(1,083)
Other (income) expense, net	(26,953)	2,076
Debt retirement costs (2)	2,863	32,632

Total other expense	87,848	141,119

Income (loss) before income taxes, equity investment gain (loss), minority interest and discontinued operations	13,466	(75,389)
Equity investment gain (loss)	2	(3,555)
Minority interest	(1,621)	(2,135)

Income (loss) from continuing operations before income taxes	11,847	(81,079)

Provision for income taxes (benefit)	13,291	(6,072)

Loss from continuing operations	(1,444)	(75,007)

Discontinued operations:
Income from wafer fabrication services business, net of tax of $419 in 2003	—	3,047
Gain on sale of wafer fabrication services business, net of tax of $7,081 in 2003	—	51,519

Income from discontinued operations	—	54,566

Net loss	$(1,444)	$(20,441)

Per Share Data:
Basic and diluted loss per common share from continuing operations	$(0.01)	$(0.45)
Basic and diluted income per common share from discontinued operations	—	0.33

Basic and diluted net loss per common share	$(0.01)	$(0.12)

Shares used in computing basic and diluted income (loss) per common share	175,216	165,883

(1) Certain previously reported amounts have been reclassified to conform with the current presentation.

(2) Debt retirement costs include the following:

Call premium	$1,687	$21,304
Unamortized deferred debt acquisition costs	1,176	8,787
Other debt retirement costs	—	2,541

	$2,863	$32,632

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2004	2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$231,311	$313,259
Accounts receivable:
Trade, net of allowance of $5,010 in 2004 and $6,514 in 2003	272,325	310,096
Other	4,785	4,413
Inventories	119,969	92,439
Other current assets	32,147	49,606

Total current assets	660,537	769,813

Property, plant and equipment, net	1,387,742	1,007,648

Investments	11,626	51,181

Other assets:
Goodwill	654,226	629,850
Acquired intangibles	46,309	37,730
Other	73,448	67,697

	773,983	735,277

Total assets	$2,833,888	$2,563,919

Liabilities and Stockholders’ Equity
Current liabilities:
Bank overdraft	$6,805	$2,690
Short-term borrowings and current portion of long-term debt	171,174	28,665
Trade accounts payable	235,888	230,396
Accrued expenses	175,908	170,145

Total current liabilities	589,775	431,896
Long-term debt	1,744,545	1,650,707
Other noncurrent liabilities	97,273	78,974

Total liabilities	2,431,593	2,161,577

Minority interest	7,304	1,338
Stockholders’ equity:
Common stock	176	175
Additional paid-in capital	1,323,557	1,317,164
Accumulated deficit	(932,980)	(931,536)
Accumulated other comprehensive gains	4,238	15,201

Total stockholders’ equity	394,991	401,004

Total liabilities and stockholders’ equity	$2,833,888	$2,563,919

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Three Months Ended
	September 30,
	2004	2003
	(unaudited)
Cash flows from continuing operating activities:
(Loss) income from continuing operations	$(22,334)	$15,770
Depreciation and amortization	58,503	52,660
Equity investment loss	(12)	—
Other adjustments to reconcile (loss) income to net cash provided by operating activities	8,916	16,297
Changes in assets and liabilities excluding effects of acquisition	(11,285)	(38,826)

Net cash provided by operating activities	33,788	45,901

Cash flows from continuing investing activities:
Purchases of property, plant and equipment	(73,421)	(63,649)
Other investing activities	(27,547)	32,853

Net cash used in investing activities	(100,968)	(30,796)

Cash flows provided by (used in) continuing financing activities	4,370	(23,007)

Effect of exchange rate fluctuations on cash and cash equivalents related to continuing operations	(474)	2,041

Cash flows provided from discontinued operations	—	60

Net decrease in cash and cash equivalents	(63,284)	(5,801)
Cash and cash equivalents, beginning of period	294,595	346,304

Cash and cash equivalents, end of period	$231,311	$340,503

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$34,608	$32,105
Income taxes	$7,663	$3,030

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Nine Months Ended
	September 30,
	2004	2003
	(unaudited)
Cash flows from continuing operating activities:
Loss from continuing operations	$(1,444)	$(75,007)
Depreciation and amortization	169,164	165,360
Equity investment (income) loss	(2)	3,555
Other adjustments to reconcile (loss) income to net cash provided by operating activities	(6,196)	53,980
Changes in assets and liabilities excluding effects of acquisitions	32,423	(47,879)

Net cash provided by operating activities	193,945	100,009

Cash flows from continuing investing activities:
Purchases of property, plant and equipment	(368,078)	(148,230)
Other investing activities	11,521	52,865

Net cash used in investing activities	(356,557)	(95,365)

Cash flows provided from continuing financing activities	81,515	8,455

Effect of exchange rate fluctuations on cash and cash equivalents related to continuing operations	(962)	2,522

Cash flows provided from discontinued operations	111	13,633

Net (decrease) increase in cash and cash equivalents	(81,948)	29,254
Cash and cash equivalents, beginning of period	313,259	311,249

Cash and cash equivalents, end of period	$231,311	$340,503

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$96,210	$107,869
Income taxes	$22,114	$7,553